Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into this 16th day of September, 2020, by and between Granite South Brunswick LLC, a Delaware limited liability company, (“Landlord”) and G III Apparel Group LTD, a Delaware corporation (“Tenant”).

B A C K G R O U N D

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated December 21, 2009 (the “Lease”), pursuant to which Tenant is leasing approximately 583,376 square feet (the “Demised Premises”) located at 140—148 Docks Corner Road, Jamesburg, New (the “Building”) as more particularly described in the Lease; and

WHEREAS, the Lease is scheduled to expire on December 31, 2020; and

WHEREAS, Landlord and Tenant have agreed, among other things, to extend the term of the Lease and otherwise modify certain provisions of the Lease, all pursuant to the terms and conditions as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.Construction.  Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Lease.

2.Extension of Term.  The term of the Lease is hereby extended for a period commencing on January 1, 2021 (the “Extension Term Commencement Date”) and ending on December 31, 2028 (the “Extension Term”), unless sooner terminated in accordance with the terms of the Lease.  The Extension Term shall be on the same terms and conditions contained in the Lease except as expressly set forth herein.

3.Fixed Rent.  Commencing on the Extension Term Commencement Date, Tenant shall, subject to Paragraph 4 below, pay to Landlord Fixed Rent for the Demised Premises as set forth below and as otherwise required pursuant to the terms of the Lease:

Period	Annual Fixed Rent	Monthly Fixed Rent
1/1/21 - 12/31/21	$4,667,007.96	$388,917.33
1/1/22 - 12/31/22	$4,807,018.20	$400,584.85
1/1/23 - 12/31/23	$4,951,228.80	$412,602.40
1/1/24 - 12/31/24	$5,099,765.64	$424,980.47
1/1/25 – 12/31/25	$5,252,758.68	$437,729.89
1/1/26 – 12/31/26	$5,410,341.36	$450,861.78
1/1/27 – 12/31/27	$5,572,651.68	$464,387.64
1/1/28 – 12/31/28	$5,739,831.12	$478,319.26

4.Rent Abatement.  Notwithstanding anything to the contrary contained herein, so long as Tenant is not in Material Monetary Default (as defined below) under the Lease, Tenant shall be entitled to an abatement of 100% of Fixed Rent due during each of September and October, 2020 and to an abatement of One Hundred  Forty-Five Thousand Eight Hundred Forty Four and no/100 Dollars ($145,844.00) of Fixed Rent due during November, 2020 (the aggregate amounts abated in accordance with the provisions of this paragraph shall be referred to as the “Abated Rent”).  In the event Tenant, on or prior to December 31, 2022, commits a Material Monetary Default under the Lease after the expiration of applicable notice and cure periods, the Abated Rent shall become immediately due and payable without prejudice to any other remedies of Landlord.  As used herein a “Material Monetary Default” shall be defined as any default or defaults caused by Tenant failing to pay any amount due equal to or in excess of $50,000.00 in the aggregate.

As a result of the partial abatement of Fixed Rent for November, 2020, Tenant shall pay to Landlord on November 1, 2020, $46,183.93, representing the full Fixed Rent due for November, 2020 minus $145,844.00.

5.AS IS.  Tenant acknowledges and agrees that the Demised Premises are in good order and satisfactory condition as of the date hereof.  No agreement of Landlord to alter, remodel, decorate, clean or improve the Demised Premises or the Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Demised Premises or the Building, have been made by or on behalf of Landlord or relied upon by Tenant.

6.Intentionally Omitted.

7.Letter of Credit.  Pursuant to Section 3.4 of the Lease, Tenant has provided Landlord with a letter of credit in the amount of $331,552.00.  Concurrent with the execution and delivery of this Amendment, Tenant shall deliver to Landlord a new letter of credit in the amount of $777,834.66 (the “Replacement Letter of Credit”) and which shall replace the existing letter of credit.  The Replacement Letter of Credit shall be subject to all of the terms of the Lease.

8.Option to Renew.Section 24.17 of the Lease is hereby deleted and no longer in force or effect.

9.OFAC.  Tenant represents, warrants and covenants that neither Tenant nor any of its, officers, directors, or members (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury

(“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii)is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18.U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

10.Non-Affiliation Representation.  Tenant represents and warrants that Tenant is not a BlackRock Entity (each as hereinafter defined) nor an Affiliate (as hereinafter defined) of a BlackRock Entity.  Tenant covenants that Tenant will not become a BlackRock Entity or an Affiliate of a BlackRock Entity.  Tenant further agrees that Tenant will not assign the Lease or sublease all or any portion of the Demised Premises to a BlackRock Entity or to an Affiliate of a BlackRock Entity without Landlord’s prior written consent, which consent may be withheld in its sole and absolute discretion.  As used herein, “BlackRock Entity” means BlackRock, Inc. and any entity controlling, controlled by or under common control with BlackRock, Inc. (and the parties agree that this definition shall include any institutional fund managed by a BlackRock Entity).  Additionally, as used in this Paragraph only, the term “Affiliate” shall mean any Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person and the term “Person” shall mean any individual, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative or association or other comparable business entity, and the heirs, executors, administrators, legal representatives, successors and assigns of any of the foregoing where the context so permits.

14.Notices to Landlord.  Notwithstanding anything to the contrary in the Lease all notices to Landlord shall be sent to the following parties at the following addresses only and otherwise in accordance with the terms of the Lease:

Granite South Brunswick LLC

c/o BlackRock Realty Advisors, Inc.

40 E. 52nd Street, 18th Floor

New York, New York 10022

Attention: US Core Fund – Asset Manager

With a copy to:

Nixon Peabody LLP

70 West Madison Street

Suite 3500

Chicago, Illinois 60602

Attention:  David B. Allswang, Esq.

15.Warranty.  Tenant warrants that it currently has no claims against Landlord and that Tenant has had no dealings with any broker except Team Resources, Inc. (“Tenant’s Broker”), representing Tenant, and Cushman & Wakefield of New Jersey, Inc. (“Landlord’s Broker”), representing Landlord, in connection with this Amendment and agrees to defend, with counsel approved by Landlord, indemnify and save Landlord harmless from and against any and all costs, expense or liability for any compensation, commission or charges (including, without limitation, reasonable attorney’s fees) claimed by any broker or agent who claims to have represented Tenant with respect to this Amendment. Landlord agrees to pay any leasing commission due Landlord’s Broker, and Landlord’s Broker shall pay any leasing commission due Tenant’s Broker or alternatively Landlord will pay Tenant’s Broker directly.

16.Exculpation.  All personal liability of Landlord or any trustee, director, officer, partner, employee or principal (disclosed or undisclosed) thereof of every kind or nature, if any, is waived by Tenant, and by every person now or hereafter claiming by, through or under Tenant; and Tenant shall look solely to Landlord’s estate in the Building for the payment of any claim against Landlord arising from a default by Landlord under the Lease.

17.Full Force and Effect.  Except as specifically modified herein, all other terms and conditions of the Lease shall remain in full force and effect and are hereby ratified, and confirmed.

18.Inconsistencies.  In the event of inconsistencies between the Lease and this Amendment, this Amendment will take precedence.

19.Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns.

20.Authority.  The person executing and delivering this Amendment on behalf of each party represents and warrants that he has full power, authority and right to do so on behalf of such party.

21.Construction.  This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey.

22.Headings.  Section headings contained herein are for convenience or reference only and shall not govern the interpretation of any of the provisions contained herein.

23.Counterparts and PDF Signature.  This Amendment may be executed by each of the parties hereto in separate counterparts and have the same force and effect as if all of the parties had executed it as a single document.  Execution and delivery of this Amendment by portable document format (“PDF”) copy bearing the PDF signature of any party hereto shall constitute a valid and binding execution and delivery of this Amendment by such party.  Such PDF copies shall constitute enforceable original documents.

24.Digital Images.  The parties agree to accept a digital image of this Amendment and all future amendments to the Lease, as executed, as true and correct originals and admissible as best evidence for the purposes of State law, Federal Rule of Evidence 1002, and like statutes and regulations.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date set forth above.

LANDLORD:

Granite South Brunswick LLC,

a Delaware limited liability company

By:BlackRock Property Fund Operating Partnership, L.P.,

a Delaware limited partnership, its sole member

By:BlackRock US Core Property Fund, LLC,

a Delaware limited liability company,

its general partner

By:BlackRock US Core Property Fund, Inc.,

a Maryland corporation, its sole member

By:BlackRock Realty Advisors, Inc.,

a Delaware corporation,

its investment manager

By: /s/ John Kent Jr.

Name: John Kent Jr.

Title: Director

TENANT:

G III Apparel Group LTD, a Delaware corporation

By: /s/ Wayne Miller

Name: Wayne Miller

Title: Chief Operating Officer